AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2014

REGISTRATION NO. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

  WASHINGTON, D.C. 20549

FORM S-3

  REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRUCO LIFE INSURANCE COMPANY
OF NEW JERSEY

 (Exact Name of Registrant)

NEW JERSEY

 (State or other jurisdiction of incorporation or organization)

22-2426091

(I.R.S. Employer Identification Number)

C/O PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
213 WASHINGTON STREET
NEWARK, NEW JERSEY 07102-2992
 (973) 802-5740

(Address, including zip code, and telephone number, including area code, of principal executive offices)

SUN-JIN MOON, ESQ.
  PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
  213 WASHINGTON STREET
NEWARK, NEW JERSEY 07102-2992
 (973) 802-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

WILLIAM J. EVERS
VICE PRESIDENT
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
213 WASHINGTON STREET
NEWARK, NJ 07102-2992
 (973) 802-3716

Approximate Date of Commencement of Sales to Public:  As soon as practicable after the effective date of Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [_] Accelerated filer [_] Non-accelerated filer [X] Smaller reporting company [_]

CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Proposed           Proposed
 Title of each class of                                          Amount                       maximum             maximum
    securities to be                                                   to be                         offering price      aggregate             Amount of
       registered                                                    registered                      per unit(1)          offering price      registration fee
----------------------------------------------------------------------------------------------------------------------------------------------------
Market-value adjustment
  annuity contracts (or
  modified guaranteed
  annuity contracts)                                          $518,317,974                      $1.00                $518,317,974                $0
-----------------------------------------------------------------------------------------------------------------------------------------------------

(1)	Interests in the market value adjustment account are sold on a dollar basis, not on the basis of a price per share or unit.

This filing is being made under the Securities Act of 1933 to register $518,317,974  of interests in market value adjusted annuity contracts.  The interests being registered herein are carried over, as unsold securities, from an existing Form S-3 registration statement of the same issuer (333-177447) filed on October 21, 2011.  Because a filing fee of $28,922 previously was paid with respect to those securities, there is no filing fee under this registration statement.  In accordance with Rule 415 (a)(6), the offering of securities on the earlier registration statement will be deemed terminated as of the effective date of this registration statement.

Risk Factors are discussed in the sections of the prospectus included in Part 1 of this Form concerning the Market Value Adjustment option.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of each prospectus included in this registration statement. Any representation to the contrary is a criminal offense.

 The principal underwriter for these securities, Prudential Annuities Distributors, Inc. is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered. The offering under this registration statement will conclude three years from the effective date of this registration statement, unless terminated earlier by the Registrant.  See each prospectus included in Part 1 hereof for the date of the prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission may determine.

STRATEGIC PARTNERS ® HORIZON ANNUITY
PROSPECTUS : APRIL 30, 2014

This prospectus describes a market value adjusted individual annuity contract offered by Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”, “we”, “our”, or “us”). Pruco Life of New Jersey offers several different annuities which your representative may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity’s contract value and the charges that you will be subject to if you choose to surrender the annuity. The fees and charges under the annuity contract and compensation paid to your representative may also be different between each annuity. If you are purchasing the contract as a replacement for variable annuity or variable life coverage, you should consider, among other things, any surrender or penalty charges you may incur when replacing your existing coverage. Pruco Life of New Jersey is an indirect wholly owned subsidiary of the Prudential Insurance Company of America. Pruco Life of New Jersey is located at 213 Washington Street, Newark, NJ 07102-2992, and can be contacted by calling 800-944-8786. Pruco Life of New Jersey administers the Strategic Partners Horizon annuity contracts at the Prudential Annuity Service Center, P.O. Box 7960, Philadelphia, PA 19176. You can contact the Prudential Annuity Service Center by calling, toll-free, (888) PRU-2888.

PLEASE READ THIS PROSPECTUS
Please read this prospectus before purchasing a Strategic Partners Horizon Annuity contract and keep it for future reference. The Risk Factors section appears in Section 9 of the Summary.

In compliance with U.S. law, Pruco Life Insurance Company of New Jersey delivers this prospectus to current contract owners that reside outside of the United States.

THE SEC HAS NOT DETERMINED THAT THIS CONTRACT IS A GOOD INVESTMENT, NOR HAS THE SEC DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. IT IS A CRIMINAL OFFENSE TO STATE OTHERWISE. INVESTMENT IN A MARKET VALUE ADJUSTED ANNUITY CONTRACT IS SUBJECT TO RISK, INCLUDING THE POSSIBLE LOSS OF YOUR MONEY. AN INVESTMENT IN STRATEGIC PARTNERS HORIZON ANNUITY IS NOT A BANK DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

ORDO1146NY

HORIZON NY

PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS
ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

PART I SUMMARY

STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

 PART I: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS SUMMARY

 GLOSSARY

We have tried to make this prospectus as easy to read and understand as possible. By the nature of the contract, however, certain technical words or terms are unavoidable. We have identified the following as some of the key words or terms. Other defined terms are set forth in your contract.

Accumulation Phase
The period that begins with the contract date (which we define below) and ends when you start receiving income payments, or earlier if the contract is terminated through a full withdrawal or payment of a death benefit.

Annuitant
The person whose life determines the amount of income payments that we will pay. If the annuitant dies before the annuity date, the co-annuitant (if any) becomes the annuitant if the contract’s requirements for changing the annuity date are met. If, upon the death of the annuitant, there is no surviving eligible co-annuitant, and the owner is not the annuitant, then the owner becomes the annuitant.

Annuity Date
The date when income payments are scheduled to begin. You must have our permission to change the annuity date. If the co-annuitant becomes the annuitant due to the death of the annuitant, and the co-annuitant is older than the annuitant, then the annuity date will be based on the age of the co-annuitant, provided that the contract’s requirements for changing the annuity date are met (e.g., the co-annuitant cannot be older than a specified age). If the co-annuitant is younger than the annuitant, then the annuity date will remain unchanged.

Beneficiary
The person(s) or entity you have chosen to receive a death benefit.

Business Day
A day that we are open for business. Our business day generally ends at 4:00 p.m. Eastern time.

Co-Annuitant
The person shown on the contract data pages who becomes the annuitant (if eligible) upon the death of the annuitant if the requirements for changing the annuity date are met. We may also refer to a co-annuitant as a “contingent annuitant.”

Code
The Internal Revenue Code of 1986, as amended from time to time.

Contract Date
The date we accept your initial purchase payment and all necessary paperwork in good order at the Prudential Annuity Service Center. Contract anniversaries are measured from the contract date. A contract year starts on the contract date or on a contract anniversary.

Contract Owner, Owner or you
The person entitled to the ownership rights under the contract.

Contract Surrender Value
This is the total value of your contract adjusted by any market-value adjustment, minus any withdrawal charge(s) and any premium taxes.

Contract Value
The total value of the amount in a contract allocated to a guarantee period as of a particular date.

Death Benefit
If a death benefit is payable, the beneficiary you designate will receive the contract value as the death benefit. If the contract is owned by an entity (e.g. a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. See Section 4, “What Is The Death Benefit?”

Free Look
Under state insurance laws, you have the right, during a limited period of time, to examine your contract and decide if you want to keep it or cancel it. This right is referred to as your “Free Look” right. The length of this time may vary depending on whether your purchase is a replacement or not.

Good Order
An instruction received at the Prudential Annuity Service Center, utilizing such forms, signatures and dating as we require, which is sufficiently clear that we do not need to exercise any discretion to follow such instructions.

Guarantee Period
A period of time during which your invested purchase payment earns interest at the declared rate. We currently make available guarantee periods equal to any or all of the following: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, and 10 years. A guarantee period that does not exceed five years will always be available as a renewal option. During the 30 day period immediately preceding the end of a guarantee period, we allow you to make an additional purchase payment, which will be allocated to another guarantee period available at that time (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant’s 90th birthday (or ten years after the contract date, if later) and that you reinvest at least $1000).

Income Options
Options under the contract that define the frequency and duration of income payments. In your contract, we also refer to these as payout or annuity options.

Invested Purchase Payment
Your purchase payment (which we define below) less any deduction we make for any tax charge. In addition to the initial invested purchase payment, we allow you to make additional purchase payments during the 30 days preceding the end of a guarantee period.

Joint Owner
The person named as the joint owner, who shares ownership rights with the owner as defined in the contract. A joint owner must be a natural person.

Prudential Annuity Service Center
For general correspondence: P.O. Box 7960, Philadelphia, PA, 19176. For express overnight mail: 2101 Welsh Road, Dresher, PA 19025. The phone number is (888) PRU-2888. Prudential’s Web site is www.prudentialannuities.com.

Purchase Payments
The amount of money you pay us to purchase the contract, as well as any additional payment you make.

Tax Deferral
This is a way to increase your assets without currently being taxed. Generally, you do not pay taxes on your contract earnings until you take money out of your contract. You should be aware that tax favored plans (such as IRAs) already provide tax deferral regardless of whether they invest in annuity contracts. See Section 8, “What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?”

we, us, our
Pruco Life Insurance Company of New Jersey.

 SUMMARY OF SECTIONS 1–9

For a more complete discussion of the following topics, see the corresponding section in the prospectus.

SECTION 1
What Is The Strategic Partners Horizon Annuity?
This market value adjusted annuity contract, offered by Pruco Life of New Jersey, is a contract between you, as the owner, and us. The contract is intended for retirement savings or other long-term investment purposes and provides a death benefit and guaranteed income options.

While your money remains in the contract for the full guarantee period, your principal amount is guaranteed and the minimum interest amount that your money will earn is dictated by state law. Payments allocated to the contract are held as a separate pool of assets, but the income, gains or losses experienced by these assets are not directly credited or charged against the contracts. As a result, the strength of our guarantees under the contract are based on the overall financial strength of Pruco Life of New Jersey.

The contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings grow on a tax-deferred basis and are taxed as income when you make a withdrawal. The income phase starts when you begin receiving regular payments from your contract. The amount of money you are able to accumulate in your contract during the accumulation phase will help determine the amount of the payments you will receive during the income phase. Other factors will affect the amount of your payments such as age, gender and the payout option you selected.

We may amend the contract as permitted by law. For example, we may add new features to the contract. Subject to applicable law, we determine whether or not to make such contract amendments available to contracts that already have been issued.

Free Look. If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever other period is required by applicable law). You can request a refund by returning the contract either to the representative who sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus. You will receive the amount your contract is worth as of the day you submit your request.

We impose neither a withdrawal charge nor any market value adjustment if you cancel your contract under the “free look” provision. To the extent dictated by state law, we will include in your refund the amount of any fees and charges that we deducted.

SECTION 2
What Guarantee Periods Can I Choose?
You can allocate your initial purchase payment to one of the guarantee periods available under the contract. We have the right under the contract to offer one or more of the following guarantee periods: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years, and we may offer other guarantee periods in the future. At any time, we may offer any or all of these guarantee periods. You may not allocate your purchase payment to more than one guarantee period.

SECTION 3
What Kind Of Payments Will I Receive During The Income Phase? (Annuitization)
If you want to receive regular income from your annuity, you can choose one of several options, including guaranteed payments for the annuitant’s lifetime. Once you begin receiving regular payments, you cannot change your payment plan.

SECTION 4
What Is The Death Benefit?
If the sole owner or the first of the joint owners dies, the designated person(s) or the beneficiary will receive the contract value as the death benefit. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant.

SECTION 5
How Can I Purchase A Strategic Partners Horizon Annuity Contract?
You can purchase this contract, under most circumstances, with a minimum initial purchase payment of $5,000, but not greater than $5 million, absent our prior approval. We allow you to make additional purchase payments only during the 30 days immediately preceding the end of a guarantee period. Your representative can help you fill out the proper forms.

SECTION 6
What Are The Expenses Associated With The Strategic Partners Horizon Annuity Contract?
During the accumulation phase, if you withdraw money, you may have to pay a withdrawal charge on all or part of the withdrawal. The withdrawal charge that we impose depends on the guarantee period during which you are withdrawing your money. The withdrawal charge ranges from 0%-7%. You also will be subject to a market value adjustment if you make a withdrawal prior to the end of a guarantee period.

SECTION 7
How Can I Access My Money?
You may withdraw money at any time during the accumulation phase. You may, however, be subject to income tax and, if you make a withdrawal prior to age 59  1 / 2 , an additional tax penalty as well. Each contract year after the first, you may withdraw without charge, an amount equal to the interest you earned during the previous contract year (the “charge-free amount”). During years when a withdrawal charge applies (see “6: What Are the Expenses Associated with the Strategic Partners Horizon Annuity Contract? – Withdrawal Charge”), withdrawals greater than the charge-free amount will be subject to a withdrawal charge. A market-value adjustment may also apply.

SECTION 8
What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?
Your earnings are generally not taxed until withdrawn. If you withdraw money during the accumulation phase, the tax laws first treat the withdrawals as a withdrawal of earnings, which are taxed as ordinary income. If you are younger than age 59  1 / 2 when you withdraw money, you may be charged a 10% federal tax penalty on the earnings in addition to ordinary taxation. A portion of the payments you receive during the income phase is considered a partial return of your original investment. Generally, all amounts withdrawn from an Individual Retirement Annuity (IRA) (excluding Roth IRAs) contract are taxable and subject to the 10% penalty if withdrawn prior to age 59  1 / 2 .

SECTION 9
Other Information
This contract is issued by Pruco Life Insurance Company of New Jersey, an indirect subsidiary of The Prudential Insurance Company of America, and sold by registered representatives of affiliated and unaffiliated broker/dealers.

 RISK FACTORS
There are various risks associated with an investment in the Strategic Partners Horizon Annuity that we summarize below.

Issuer Risk. Your Strategic Partners Horizon Annuity is available under a contract issued by Pruco Life of New Jersey, and thus is backed by the financial strength of that company. If Pruco Life of New Jersey were to experience significant financial adversity, it is possible that Pruco Life of New Jersey’s ability to pay interest and principal under the annuity could be impaired.

Risks Related To Changing Interest Rates. You do not participate directly in the investment experience of the bonds and other instruments that Pruco Life of New Jersey holds to support the Strategic Partners Horizon annuities. Nonetheless, the market value adjustment formula (which is detailed in the appendix to this prospectus) reflects the effect that prevailing interest rates have on those bonds and other instruments. If you need to withdraw your money during a period in which prevailing interest rates have risen above their level when you made your purchase, you will experience a “negative” market value adjustment. When we impose this market value adjustment, it could result in the loss of both the interest you have earned and a portion of your purchase payments. Thus, before you commit to a particular guarantee period, you should consider carefully whether you have the ability to remain invested throughout the guarantee period. In addition, we cannot, of course, assure you that the Strategic Partners Horizon Annuity will perform better than another investment that you might have made.

Risks Related To The Withdrawal Charge. We may impose withdrawal charges that range as high as 7%. If you anticipate needing to withdraw your money prior to the end of a guarantee period, you should be prepared to pay the withdrawal charge that we will impose.

 PART II SECTIONS 1–9

STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

1: WHAT IS THE STRATEGIC PARTNERS HORIZON ANNUITY ?

The Strategic Partners Horizon Annuity is a contract between you, the owner, and us, the insurance company, Pruco Life Insurance Company of New Jersey (Pruco Life of New Jersey, we or us).

Under our contract or agreement, in exchange for your payment to us, we promise to pay you a guaranteed income stream that can begin any time after the first contract anniversary. Your annuity is in the accumulation phase until you decide to begin receiving annuity payments. The date you begin receiving annuity payments is the annuity date. On the annuity date, your contract switches to the income phase.

This annuity contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you withdraw money from your contract. (If you purchase the annuity contract in a tax-favored plan such as an IRA, that plan generally provides tax deferral even without investing in an annuity contract. Therefore, before purchasing an annuity in a tax-favored plan, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities compared with any other investment that you may use in connection with your retirement plan or arrangement.)

Strategic Partners Horizon Annuity allows you to allocate a purchase payment to one of several guarantee periods that we offer at the time. As the owner of the contract, you have all of the decision-making rights under the contract. You will also be the annuitant unless you designate someone else. The owner is the person upon whose death during the accumulation phase, the death benefit generally is payable. The annuitant is the person whose life is used to determine the amount of annuity payments and how long the payments will continue. On and after the annuity date, the annuitant may not be changed.

The beneficiary is the person(s) or entity designated to receive any death benefit if the owner (or first-to-die of joint owners) dies during the accumulation phase. You may change the beneficiary any time prior to the annuity date by making a written request to us.

 SHORT TERM CANCELLATION RIGHT OR “FREE LOOK”
If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever period is required by applicable law). You can request a refund by returning the contract either to the representative who sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus. You will receive the amount your contract is worth as of the day we receive your request in good order, less any applicable federal and state income tax withholding.

We impose neither a withdrawal charge nor any market value adjustment if you cancel your contract under this provision.

2: WHAT GUARANTEE PERIODS CAN I CHOOSE ?

The contract gives you the choice of allocating your purchase payment to one of the guarantee periods that we are offering at the time.

 GUARANTEE PERIODS
Under the Strategic Partners Horizon Annuity contract, we have the right to offer one or more of several guarantee periods. These guarantee periods are 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years in length. In the future, we may offer other guarantee periods on substantially the same terms as described in this prospectus. We are not obligated to offer more than one guarantee period at any time. We will apply your purchase payment to the guarantee period you have chosen. You must allocate all of your initial purchase payment to a single guarantee period. A Guarantee Period begins:
■	when all or part of a purchase payment is allocated to that particular Guarantee Period; or
■	when you “renew” into a new Guarantee Period.

We periodically declare, in our sole discretion, the interest rate for each available guarantee period. We also guarantee that you will receive an interest rate at least equal to the minimum stipulated by applicable state law. You will earn interest on your invested purchase payment at the rate that we have declared for the guarantee period you have chosen. We do not have a rigid formula for determining the fixed interest rates. Generally the interest rates we offer will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, mortgage-backed securities, mortgage loans, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the guarantee period, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks, general economic trends and competition. We will credit interest on a new guarantee period at a rate not less than the rate we are then crediting to guarantee periods of the same length selected by new purchasers in the same class.

In addition to the basic interest, we also may pay additional interest with respect to guarantee periods other than the one year and three year periods. The amount of the additional interest varies according to the amount of your purchase payment. Specifically, we may pay additional interest equal to 0.50% annually for a purchase payment of $25,000 to $74,999, and 1.00% annually for a

2: WHAT GUARANTEE PERIODS CAN I CHOOSE ?   continued

purchase payment of $75,000 or more. If we grant additional interest to you, you will earn that interest only during the first year of your contract (and during the first year of the initial renewal guarantee period, other than the one and three year periods). We are not obligated to offer this additional interest continuously, meaning that we reserve the right to offer additional interest only during limited time periods of our choosing. We also reserve the right to change the amount of the additional interest. As of August 24, 2009, we are no longer granting additional interest with respect to purchases of new contracts.

We express interest rates as annual rates, although we credit interest within each guarantee period on a daily basis. The daily interest that we credit is equal to the pro rated portion of the interest that would be earned on an annual basis. We credit interest from the business day on which your purchase payment is received in good order at the Prudential Annuity Service Center until the earliest to occur of any of the following events: (a) full surrender of the Contract, (b) commencement of annuity payments or settlement, (c) cessation of the guarantee period, or (d) death of the first to die of the owner and joint owner (or annuitant, for entity-owned contracts). At the time that we confirm your guarantee period, we will advise you of the interest rate in effect and the date your guarantee period matures. We may change the rates we credit to a new guarantee period at any time. Any change in interest rate does not affect guarantee periods that were in effect before the date of the change. To inquire as to the current rates for guarantee periods, please call 1-888-PRU-2888.

During the 30-day period immediately preceding the end of a guarantee period, we allow you to do any of the following, without the imposition of the withdrawal charge or market value adjustment: (a) surrender the contract, in whole or in part, (b) allocate the contract value to another guarantee period available at that time (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant’s 90 th birthday (or ten years after the contract date, if later) and that you reinvest at least $1,000), or (c) apply the contract value to the annuity or settlement option of your choice. If we do not receive instructions from you concerning the disposition of the contract value in your maturing guarantee period, we will reinvest the contract value in a guarantee period having the same duration as the guarantee period that matured (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant’s 90 th birthday (or ten years after the contract date, if later) and that you reinvest at least $1,000). If any available new guarantee period would end on or after the contract anniversary next following the annuitant’s 90 th birthday (or ten years after the contract date, if later), then we will make only the one year guarantee period available as the renewal period. We will not impose a withdrawal charge on amounts you withdraw from the one year guarantee period described in the immediately preceding sentence, although such a withdrawal would be subject to a market value adjustment.

 MARKET VALUE ADJUSTMENT
When you allocate a purchase payment to a guarantee period, we use that money to buy and sell securities and other instruments to support our obligation to pay interest. Generally, we buy bonds and certain other instruments for this purpose. The duration of the bonds and other instruments that we buy with respect to a particular guarantee period is influenced significantly by the length of the guarantee period. For example, we typically would acquire longer-duration bonds with respect to the 10 year guarantee period than we do for the 3 year guarantee period. The value of these bonds is affected by changes in interest rates, among other factors. The market value adjustment that we assess against your contract value if you withdraw prior to the end of a guarantee period involves our attributing to you a portion of our investment experience on these bonds and other instruments.

For example, if you make a full withdrawal when interest rates have risen since the time of your investment, the bonds and other investments in the guarantee period likely would have decreased in value, meaning that we would impose a “negative” market value adjustment on you (i.e., one that results in a reduction of the withdrawal proceeds that you receive). For a partial withdrawal, we would deduct a negative market value adjustment from your remaining contract value. Conversely, if interest rates have decreased, the market value adjustment could be positive.

Other things you should know about the market value adjustment include the following:
■
We determine the market value adjustment according to a mathematical formula, which is set forth at the end of this prospectus under the heading “Market-Value Adjustment Formula.” In that section of the prospectus, we also provide hypothetical examples of how the formula works.

■	A negative market value adjustment could cause you to lose not only the interest you have earned but also a portion of your principal.
■
You may withdraw (after the first contract year), without the imposition of any market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year.

■
In addition to imposing a market value adjustment on withdrawals, we also will impose a market value adjustment on the contract value you apply to an annuity or settlement option, except if you annuitize or settle during the 30-day period preceding the end of a guarantee period (See Section 3 for details).

YOU SHOULD REALIZE, HOWEVER, THAT APART FROM THE MARKET VALUE ADJUSTMENT, THE VALUE OF THE BENEFITS UNDER YOUR CONTRACT DOES NOT DEPEND ON THE INVESTMENT PERFORMANCE OF THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD WITH RESPECT TO YOUR GUARANTEE PERIOD. APART FROM THE EFFECT OF ANY MARKET VALUE ADJUSTMENT, WE DO NOT PASS THROUGH TO YOU THE GAINS OR LOSSES ON THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD IN CONNECTION WITH A GUARANTEE PERIOD.

3: WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE ? (ANNUITIZATION )

 PAYMENT PROVISIONS
We can begin making annuity payments any time after the first contract anniversary. Annuity payments must begin no later than the contract anniversary coinciding with or next following the annuitant’s 90 th birthday (or ten years after the contract date, if later).

We make the income plans described below available before the annuity date. These plans are called annuity options. You must choose an annuity option at least 30 days in advance of the annuity date. If you do not, we will select Option 2 below on your behalf unless prohibited by applicable law. During the income phase, all of the annuity options under this contract are fixed annuity options. GENERALLY, ONCE THE ANNUITY PAYMENTS BEGIN, THE ANNUITY OPTION CANNOT BE CHANGED AND YOU CANNOT MAKE WITHDRAWALS.

If the annuitant dies or assigns the contract prior to the annuity date, and the new annuitant is older than the original annuitant, then the annuity date will be based on the new annuitant’s age. If the annuitant dies or assigns the contract prior to the annuity date, and the new annuitant is younger than the original annuitant, then the annuity date will remain unchanged. In no event, however, may an original or revised annuity date be later than the contract anniversary next following the annuitant’s 90 th birthday (or ten years after the contract date, if later).

 Option 1
Annuity Payments For A Fixed Period: Under this option, we will make equal payments for the period chosen, up to 25 years. The annuity payments may be made monthly, quarterly, semi-annually, or annually, as you choose, for the fixed period. If the annuitant dies during the income phase, a lump sum payment generally will be made to the beneficiary. The amount of the lump sum payment is determined by calculating the present value of the unpaid future payments. This is done by using the interest rate used to compute the actual payments. The interest rate will be at least 3% a year.

 Option 2
Life Annuity With 120 Payments (10 Years): Under this option, we will make annuity payments monthly, quarterly, semi-annually, or annually as long as the annuitant is alive. If the annuitant dies before we have made 10 years worth of payments, we will pay the beneficiary in one lump sum the present value of the annuity payments scheduled to have been made over the remaining portion of that 10 year period, unless we were specifically instructed that such remaining annuity payments continue to be paid to the beneficiary. The present value of the remaining annuity payments is calculated by using the interest rate used to compute the amount of the original 120 payments. If this contract is issued as a Qualified Annuity Contract and annuity payments begin after age 92, then this Option 2 will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

 Other Annuity Options: We currently offer a variety of other annuity and settlement options not described above. At the time annuity payments are chosen, we may make available to you any of the annuity and settlement options that are available on your annuity date. For example, we offer an interest payment option, under which we credit interest on the contract value until you request payment of all or part of the contract value. We can make interest payments on a monthly, quarterly, semi-annual, or annual basis or allow interest to accrue on your contract assets. Under the interest payment option, we will pay you interest of at least 1.50% a year. This option is not available if you hold your contract in an IRA.

 Tax Considerations
If your contract is held under a tax-favored plan, you should consider the minimum distribution requirements when selecting your annuity option.

4: WHAT IS THE DEATH BENEFIT ?

 BENEFICIARY
The beneficiary is the person(s) or entity you name to receive any death benefit. The beneficiary is named at the time the contract is issued, unless you change it at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before the owner or last surviving owner dies. However, if the contract is jointly owned, the owner must name the joint owner and the joint owner must name the owner as the beneficiary.

 CALCULATION OF THE DEATH BENEFIT
If the owner (or first-to-die of the owner and joint owner) dies during the accumulation phase, we will, upon receiving appropriate proof of death and any other needed documentation in good order (proof of death), pay a death benefit to the beneficiary designated by the deceased owner or joint owner. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. We require proof of death to be submitted promptly.

4: WHAT IS THE DEATH BENEFIT ?   continued

The beneficiary will receive a death benefit equal to the contract value as of the date that proof of death is received in good order at the Prudential Annuity Service Center.

Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract surrender value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

Instead of asking us to pay a death benefit, the surviving spouse may opt to continue the contract, as discussed below. Generally, we impose no withdrawal charge or market value adjustment when we pay the death benefit.

 JOINT OWNERSHIP RULES
If the contract has an owner and a joint owner and they are spouses, then upon the first to die of the owner and joint owner, the surviving spouse has the choice of the following:
■
The contract can continue, with the surviving spouse as the sole owner of the contract. In this case, the contract held by the surviving spouse will continue to be subject to the withdrawal charge and market value adjustment; or

■
The surviving spouse can receive the death benefit and the contract will end. If the surviving spouse wishes to receive the death benefit, he or she must make that choice within the first 60 days following our receipt of proof of death. Otherwise, the contract will continue with the surviving spouse as the sole owner.

A surviving spouse’s ability to continue ownership of the annuity may be impacted by the Defense of Marriage Act (see “8: What Are the Tax Considerations Associated with the Strategic Partners Horizon Annuity Contract?”). Please consult your tax or legal advisor for more information about such impact in your state.

If the contract has an owner and a joint owner, and they are not spouses, the contract will not continue. Instead, the beneficiary will receive the death benefit.

The death benefit payout options are:

Choice 1. Lump sum.

Choice 2. Payment of the entire death benefit within 5 years of the date of death of the first to die. Under this choice, we will impose a market value adjustment upon any withdrawal made during the 5 year period (unless the withdrawal is made during the 30-day period immediately preceding the end of a guarantee period).

Choice 3. Payment under an annuity or settlement option over the lifetime of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary with distribution beginning within one year of the date of death of the first to die.

The tax consequences to the beneficiary may vary among the three death benefit payout options. See Section 8, “What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?”

5: HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?

 PURCHASE PAYMENT
A purchase payment is the amount of money you give us to purchase the contract. The minimum initial purchase payment is $5,000, and may not exceed $5 million absent our prior approval, unless we are prohibited under state law from insisting on such prior approval. We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. An initial purchase payment is considered the first purchase payment received by us in good order. This is the payment that issues your contract. All subsequent purchase payments allocated to the contract will be considered subsequent purchase payments. You can allocate subsequent purchase payments to a guarantee period only during the 30-day period immediately preceding the end of a guarantee period, provided that any such purchase payment is at least $1,000.

Purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life of New Jersey. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Pruco Life of New Jersey via wiring funds through your Financial Professional’s broker-dealer firm. We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of a contract and/or acceptance of purchase payments. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

We generally will sell you a contract only if the eldest of the owner, any joint owner, annuitant, and any co-annuitant is 85 or younger on the contract date (age 69 or younger, for IRAs).

Speculative Investing: Do not purchase this contract if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the contract. Your contract may not be traded on any stock exchange or secondary market. By purchasing this contract, you represent and warrant that you are not using this contract for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue a contract, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue a contract, allow changes of ownership and/or permit assignments to certain ownership types if the contract is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. We may issue a contract in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the contract represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue a contract in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our contract as a funding vehicle.

 ALLOCATION OF PURCHASE PAYMENT
When you purchase a contract, we will allocate your invested purchase payment to the guarantee period of your choosing, provided that we are offering that guarantee period at the time. You must allocate all of your initial purchase payment to a single guarantee period. Likewise, any subsequent purchase payment you make during the 30-day period immediately preceding the end of a guarantee period will be consolidated with your existing contract value, and the total will be allocated to a single guarantee period of your choosing.

 OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS
In general, you may change the owner, annuitant and beneficiary designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
■	a new owner subsequent to the death of the owner or the first of any co-owners to die, except where a spouse-beneficiary has become the owner as a result of an owner’s death;
■	a new annuitant subsequent to the annuity date;
■	for “non-qualified” investments, a new annuitant prior to the annuity date if the contract is owned by an entity;
■	a change in beneficiary if the owner had previously made the designation irrevocable; and
■	a new annuitant for a contract issued to a grantor trust where the new annuitant is not the grantor of the trust.

An ownership change may trigger a taxable event and once an ownership change is processed, the tax reporting cannot be reversed. Therefore, you should consult with a qualified tax advisor for complete information and advice prior to any ownership change.

6: WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?

THERE ARE CHARGES ASSOCIATED WITH THE CONTRACT THAT MAY REDUCE THE RETURN ON YOUR INVESTMENT. THESE CHARGES ARE DESCRIBED BELOW.

 WITHDRAWAL CHARGE
The withdrawal charge is for the payment of the expenses involved in selling and distributing the contracts, including sales commissions, printing of prospectuses, sales administration, preparation of sales literature and other promotional activities.

You may surrender your contract in whole or in part while the guarantee period remains in effect. If you do so, however, you will be subject to (a) a possible withdrawal charge, (b) a market value adjustment (which we discussed in Section 2 above) and (c) possible tax penalties. After the first contract year, you may withdraw, without the imposition of any withdrawal charge or market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year. For purposes of this “free withdrawal” provision, you may not carry over to future contract years any amount of interest that you did not withdraw in a prior contract year. When we calculate the withdrawal charge and market value adjustment, we first take into account any available charge-free amount. We impose a withdrawal charge and market value adjustment only after that amount has been exhausted. In addition, we do not impose either a withdrawal charge or a market value adjustment on amounts you withdraw under the contract’s minimum distribution option to satisfy Internal Revenue Service required minimum distribution rules. The amount of the required minimum distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required minimum distribution based on the value of your contract. We

6: WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?   continued

require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have required minimum distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly required minimum distributions but does not apply to required minimum distributions taken out on a quarterly, semi-annual or annual basis.

If you make a full withdrawal, we will deduct the withdrawal charge from the proceeds that we pay to you. If you make a partial withdrawal, we will deduct the withdrawal charge from the contract value remaining in the guarantee period. We calculate the withdrawal charge after we have given effect to any market value adjustment.

The withdrawal charge that we impose is equal to a specified percentage of the contract value withdrawn that is in excess of the charge-free amount described above. With respect to the initial guarantee period, the withdrawal charge is based on the number of contract anniversaries that have elapsed since the contract date. Withdrawal charges also are imposed during your first renewal guarantee period, as discussed below. No withdrawal charges apply to any guarantee period that you choose subsequent to your first renewal guarantee period. Moreover, we impose no withdrawal charge on withdrawals from any one year guarantee period. The withdrawal charge for the initial guarantee period is equal to the following:

Number of Contract Anniversaries Since the Contract Date	Withdrawal Charge
0	7%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%
7	0%

The withdrawal charge during the first year of the first renewal guarantee period is equal to the lesser of 5%, or 1% times the number of years in the renewal guarantee period, and the charge decreases by 1% per year thereafter. The withdrawal charge schedule for annuitants aged 90 or older differs slightly. Some or all of the guarantee periods that we offer at any given time will be shorter than the time periods indicated immediately above. If a withdrawal is effective on the day before a contract anniversary, the withdrawal charge percentage will be that as of the next following contract anniversary.

 TAXES ATTRIBUTABLE TO PREMIUM
There may be premium based taxes applicable to your purchase payment. We are responsible for the payment of these taxes and may make a deduction from the value of the contract to pay some or all of these taxes. It is our current practice not to deduct a charge for the federal tax associated with deferred acquisition costs paid by us that are based on premium received. However, we reserve the right to charge the contract owner for any such tax associated with deferred acquisition costs, and any other type of tax measured by the amount of premium received by us that may be imposed in the future.

 7: HOW CAN I ACCESS MY MONEY ?

You can withdraw money at any time during the accumulation phase. If you do so, however, you may be subject to income tax and, if the withdrawal is prior to your attaining age 59  1 / 2 , an additional tax penalty. You will need our consent to make a partial withdrawal if the requested withdrawal is less than $250. During the accumulation phase, we generally have the right to terminate your contract and pay you the contract value if the current contract value is less than $2,000 and certain other conditions apply. We may postpone paying any amount for a full or partial surrender to authenticate the signature on a request. In the event that we postpone payment, the request will not be effective until we have validated the signature on the request to our satisfaction.

INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO ANY WITHDRAWAL YOU MAKE. FOR A MORE COMPLETE EXPLANATION OF TAX CONSEQUENCES, SEE SECTION 8.

 AUTOMATED WITHDRAWALS
We offer an automated withdrawal feature. This feature enables you to receive periodic withdrawals in monthly, quarterly, semiannual, or annual intervals. We will process your withdrawal at the end of the business day at the intervals you specify. We will continue at these intervals until you tell us otherwise. We reserve the right to cease paying automated withdrawals if paying any such withdrawal would cause the contract value to be less than $2,000.

The minimum automated withdrawal amount you can make is $100. An assignment of the contract terminates any automated withdrawal program that you had in effect. Withdrawal charges, and a market value adjustment, may apply to any automated withdrawal you make. You may not use the automated withdrawal feature to withdraw the interest earned under your contract.

INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO AUTOMATED WITHDRAWALS. FOR A MORE COMPLETE DISCUSSION OF TAX CONSEQUENCES, SEE SECTION 8.

 8. WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?

The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to Purchase Payments below relate to the cost basis in your contract. Generally, the cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

Same Sex Couples
The summary that follows includes a description of certain spousal rights under the contract and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITY CONTRACTS
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You
We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules

8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?   continued

described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract Owner.

It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional living benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for Owners under age 59  1 / 2 , the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity date for your Annuity. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Annuity. However, the IRS may not then consider your contract to be an annuity under the tax law.

Taxes on Withdrawals and Surrender
If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of Purchase Payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of Purchase Payments until all Purchase Payments have been returned. After all Purchase Payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

Taxes on Annuity Payments
A portion of each annuity payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your Purchase Payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your Purchase Payments has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your Purchase Payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the Annuity and the total value of the anticipated future payments until such time as all Purchase Payments have been recovered.

Please refer to your Annuity contract for the maximum Annuity Date, also described above.

Partial Annuitization
Individuals may partially annuitize their nonqualified annuity if the contract so permits. The tax law allows for a portion of a nonqualified annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under IRC section 72. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income
The Patient Protection and Affordable Care Act, also known as the 2010 Health Care Act, included a new Medicare tax on investment income. This new tax, which became effective in 2013, assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,000 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity Contract
You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59  1 / 2 . Amounts are not subject to this tax penalty if:
■	the amount is paid on or after you reach age 59 1 / 2 or die;
■	the amount received is attributable to your becoming disabled;
■
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59  1 / 2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

■	the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59  1 / 2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts
The Death Benefit options are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit
■	As a lump sum payment: the Beneficiary is taxed in the year of payment on gain in the contract.
■	Within 5 years of death of Owner: the Beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
■
Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the Owner: the Beneficiary is taxed on each payment (part will be treated as gain and part as return of Purchase Payments).

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions
Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we

8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?    continued

provide. If you are a U.S. person (including resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners
Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

Where a contract is issued to a Charitable Remainder Trust (CRT), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisors whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity. At this time, we will not issue an Annuity to grantor trusts with multiple grantors.

At this time, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued contract was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification
Required Distributions Upon Your Death for Nonqualified Annuity Contracts. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the Owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITY CONTRACTS
In general, as used in this prospectus, a Qualified Annuity is an Annuity contract with applicable endorsements for a tax-favored plan or a Nonqualified Annuity contract held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

A Qualified annuity may typically be purchased for use in connection with:
■	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;
■	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;
■	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
■	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code)
■	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);
■	Section 457 plans (subject to 457 of the Code).

A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans
IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a “Free Look” after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the Purchase Payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2014 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a “conduit IRA”, which means that you will not retain possible favorable tax treatment if you subsequently “roll over” the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
■	You, as Owner of the contract, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);

8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?   continued

■	Your rights as Owner are non-forfeitable;
■	You cannot sell, assign or pledge the contract;
■	The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
■	The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1 / 2 ; and
■	Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
■	A 10% early withdrawal penalty described below;
■	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or
■	Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
■
If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $52,000 in 2014, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2014, this limit is $260,000;

■	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
■
SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $17,500 in 2014 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
■	Contributions to a Roth IRA cannot be deducted from your gross income;
■
“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59  1 / 2 ; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

■
If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70  1 / 2 , and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $17,500 in 2014. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:
■	Your attainment of age 59 1 / 2 ;
■	Your severance of employment;
■	Your death;
■	Your total and permanent disability; or
■	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70  1 / 2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any “direct transfer” of your interest in the contract to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.

Required Minimum Distributions and Payment Options
If you hold the contract under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70  1 / 2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.
Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2014, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2014.

For distributions in tax years beginning after 2005 and before 2014, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To

8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?   continued

constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70  1 / 2 . Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for Qualified Annuity Contracts
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.
■
If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31 st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31 st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31 st of the year following the year of death or December 31 st of the year in which you would have reached age 70  1 / 2 , whichever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the contract may be continued with your spouse as the Owner.

■
If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31 st of the year including the five year anniversary of the date of death. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31 st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

■
If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31 st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from Qualified Annuity Contracts You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59  1 / 2 . Amounts are not subject to this tax penalty if:
■	the amount is paid on or after you reach age 59 1 / 2 or die;
■	the amount received is attributable to your becoming disabled; or
■
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59  1 / 2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding
We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
■	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions
■	If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
■	For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans—Qualified Contracts
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your

8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT ?   continued

Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers
If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37  1 / 2 years younger than you, there may be generation-skipping transfer tax consequences.

Additional Information
For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

 9: OTHER INFORMATION

 PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
Pruco Life Insurance Company of New Jersey (Pruco Life of New Jersey) is a stock life insurance company, organized on September 17, 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities in New Jersey and New York, and accordingly is subject to the laws of each of those states.

Pruco Life of New Jersey is an indirect wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company doing business since October 13, 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. As Pruco Life of New Jersey’s ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life of New Jersey and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life of New Jersey may owe under the contract.

Pruco Life of New Jersey incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life of New Jersey pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life of New Jersey will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life of New Jersey files periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that Pruco Life of New Jersey files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life of New Jersey delivers this prospectus to current contract owners that reside outside of the United States.

Pruco Life of New Jersey conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Pruco Life of New Jersey may change over time. As of December 31, 2013, non-affiliated entities that could be deemed service providers to Pruco Life of New Jersey and/or an affiliated insurer within the Pruco Life of New Jersey business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street, East Hartford CT 06108, Broadridge Investor Communication Solutions, Inc. (proxy services and regulatory mailings), 51 Mercedes Way, Edgewood, NY 11717, Depository Trust & Clearing Corporation (clearing and settlement services), 55 Water Street, 26 th Floor, New York, NY 10041, Diversified Information Technologies Inc. (records management and administration of annuity contracts), 123 Wyoming Avenue,

Scranton, PA 18503, ExlService Holdings, Inc., (administration of annuity contracts), 350 Park Avenue, 10 th Floor, New York, NY 10022, National Financial Services (clearing and settlement services) 82 Devonshire Street Boston, MA 02109, NEPS, LLC (composition, printing, and mailing of contracts and benefit documents), 12 Manor Parkway, Salem, NJ 03079, Pershing LLC (order-entry systems provider), One Pershing Plaza, Jersey City, NJ 07399.

 SALE AND DISTRIBUTION OF THE CONTRACT
Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity products and AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, “Firms”). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life of New Jersey.

Under the distribution agreement, commissions are paid to firms on sales of the contract according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 5.0%. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of contract value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the contract. Commissions and other compensation paid in relation to the contract do not result in any additional charge to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life of New Jersey and/or the contracts on a preferred or recommended company or product list and/or access to the firm’s registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the contract’s features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm‘s registered representatives and make them more knowledgeable about the contracts; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation, (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom Pruco Life of New Jersey pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the contracts than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:
■
Percentage Payments based upon “Assets under Management” or “AUM”: This type of payment is a percentage payment that is based upon the total amount held in all Pruco Life of New Jersey products that were sold through the firm.

■
Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Pruco Life of New Jersey annuity products sold through the firm.

■	Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing

9: OTHER INFORMATION    continued

activities or services paid by the firms and/or their individual representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments upon the initiation of a relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2013) received payment with respect to annuity business during 2013 (or as to which a payment amount was accrued during 2013). The firms listed below include payments in connection with products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract. During 2013, the least amount paid, and greatest amount paid, were $6.09 and $8,190,573.05, respectively.

Name of Firm:

1st Global Capital Corp.
A.W. Hastings & Co.
ABC Consulting
ABN AMRO WCS Holding Company
Advisor Group
Aegon Transamerica
Affordable Housing Agency
AFS Brokerage, Inc.
AIG Advisor Group
AIG Financial Advisors Inc
Alliance
Allianz
Allstate Financial Services, LLC
Alpha Simplex
American Portfolio Financial Services Inc
Ameriprise Financial, Inc.
Ameritas Investment Corp.
Ameritus Capital Group, Inc.
Annuity Partners
Annuity Services
Arete Wealth Management
Arvest Asset Management
Arvest Bank
Associated Securities Corp
Astoria Federal Savings
AUSDAL Financial Partners, Inc.
AXA Advisors, LLC
BancWest Investment Services
Banc of America Invest.Svs(SO)
BBVA Compass Investment Solutions, Inc.
Bank of Oklahoma
Bank of the West
BB&T Investment Services, Inc.
BCG Securities, Inc.
Beaconsfield Financial Services
Berthel Fisher & Company
BlackRock Financial Management Inc.
Broker Dealer Financial Services
Brokers International
Cadaret, Grant & Co., Inc.
Cades Schutte
Calton & Associates, Inc.
Cambridge Advisory Group

Cambridge Investment Research, Inc.
Cantella & Co., Inc.
Cape Securities, Inc.
Capital Analysts
Capital Financial Services, Inc.
Capital Guardian
Capital Investment Group, Inc.
Capital One Investment Services, LLC
Capital Securities Management
CCO Investment Services Corp
Centaurus Financial, Inc.
Cetera Advisor Network LLC
Cetera Financial Group LLC
Cetera Financial Specialists
Cetera Investment Services
CFD Investments, Inc.
Charter One Bank (Cleveland)
Chase Investment Services
Citigroup Global Markets Inc.
Citizens Bank and Trust Company
Coastal Agents Alliance
Cognizant
Cohen & Steers Inc.
Comerica Securities, Inc.
Commonwealth Financial Network
Compass Bank Wealth Management Group
Comprehensive Asset Management
Concord Advisors, Inc.
Conover Capital Management LLC
Consolidated Marketing Group
Cornerstone Financial
Craig Schubert
Crown Capital Securities, L.P.
CUNA Brokerage Svcs, Inc.
CUSO Financial Services, L.P.
David Lerner and Associates
DFA
Eaton Vance
Edward Jones & Co.
Emerald Equity Advisors
Epoch Investment Management
Equity Services, Inc.
Essex Financial Services, Inc.
Farmer’s Bureau (FBLIC)

Fidelity Institutional Wealth Services (FIWS)
Fidelity Investments
Fifth Third Securities, Inc.
Financial Planning Consultants
Financial Security Management, Inc.
Financial Solutions Partners, LLC
Financial West Group
First Allied Securities Inc
First Citizens Bank
First Heartland Capital, Inc.
First Merit Investments
First Southeast Investor Services
First Tennessee Brokerage, Inc
First Trust Portfolios L.P.
Foothill Securities, Inc.
Foresters Equity Services Inc.
Fortune Financial Services, Inc.
Franklin Templeton
Frost Brokerage Services
FSC Securities Corp.
FSIC
GATX Southern Star Agency
Gary Goldberg & Co., Inc.
Geneos Wealth Management, Inc.
Girard Securities, Inc.
Goldman Sachs & Co.
Great American Investors, Inc.
GWN Securities, Inc.
H. Beck, Inc.
HBW Securities LLC
H.D. Vest Investment
Hantz Financial Services, Inc.
Harbour Investments, Inc.
Harvest Capital, LLC
Horan Associates
HSBC
Huntleigh Securities
Independent Financial Group, LLC
Infinex Investments, Inc.
ING Financial Partners, LLC
Institutional Securities Corp.
Integral Financial, LLC
Invesco Ltd.
Invest Financial Corporation

Investacorp
Investment Centers of America
Investment Planners, Inc.
Investment Professionals
Investors Capital Corporation
Investors Security Co, Inc.
JHS Capital
J.J.B. Hilliard Lyons, Inc.
J.P. Morgan
J.W. Cole Financial, Inc.
Janney Montgomery Scott, LLC.
Jennison Associates, LLC
Jennison Dryden Mutual Funds
John Hancock
Key Bank
Key Investment Services LLC
KMS Financial Services, Inc.
Kovack Securities, Inc.
L.M. Kohn & Company
LaSalle St. Securities, LLC
Lazard
Leaders Group Inc.
Legend Equities Corporation
Legend Securities, Inc.
Legg Mason
Lincoln Financial Advisors
Lincoln Financial Securities Corporation
Lincoln Investment Planning
Lord Abbett
LPL Financial Corporation
M and T Bank Corporation
M Holdings Securities, Inc
Mass Mutual Financial Group
McClurg Capital Corporation
Mercer Consulting
Merrill Lynch, P,F,S
MetLife
MFS
Michigan Securities, Inc.
Mid-America Securities
Milbank
MML Investors Services, Inc.
Money Concepts Capital Corp.
Morgan Keegan & Company
Morgan Stanley Smith Barney
Mutual of Omaha Bank
National Planning Corporation
National Securities Corp.
Nationwide Securities, LLC
Natixis Funds
Neuberger Berman
New England Securities Corp.
New York Life
Newbridge Securities Corp.
Newport Coast Securities
Next Financial Group, Inc.
NFP Securities, Inc.

North American Management
North Ridge Securities Corp.
Northwestern Mutual
NPB Financial Group, LLC
Ohio National Financial Services
Omni Housing Development LLC
OneAmerica Securities, Inc.
Oppenheimer & Co, Inc.
Park Avenue Securities, LLC
Perryman Financial Advisory
PIMCO
PlanMember Securities Corp.
PNC Investments, LLC
PNC Bank
PNC Wealth Management
Prime Capital Services, Inc.
Principal Financial Group
Princor Financial Services Corp.
Private Client Services, LLC
ProEquities
Prospera Financial Services, Inc.
Prudential Annuities
Purshe Kaplan Sterling Investments
QA3 Financial Corp.
Quest Financial Services
Questar Capital Corporation
Raymond James & Associates
Raymond James Financial Svcs
RBC Capital Markets Corporation
Resource Horizons Group
RNR Securities, LLC
Robert W. Baird & Co., Inc.
Royal Alliance Associates
Russell Investments
Rydex Funds
Sagemark Consulting
SagePoint Financial, Inc.
Sage Rutty & Co., Inc.
Sammons Enterprises, Inc.
Sammons Securities Co., LLC
Santander
Scarborough Capital Management, Inc.
SCF Securities, Inc.
Schroders Investment Management
se2
Seacoast Capital
Securian Financial Svcs, Inc.
Securities America, Inc.
Securities Service Network
Sigma Financial Corporation
Signator Investors, Inc.
SII Investments, Inc.
SMH Capital, Inc.
Southeast Financial Group, Inc.
Spire Securities LLC
Stephens, Inc
Sterne Agee Financial Services, Inc.
Stifel Nicolaus & Co.

Strategic Fin Alliance Inc
Strategic Financial Group LPP
Summit Brokerage Services, Inc
Summit Equities, Inc.
Sunset Financial Services, Inc
SunTrust Investment Services, Inc.
SunAmerica Securities
SWS Financial Services, Inc
Symetra Investment Services Inc
Syndicated
Synovus Financial Corporation
T. Rowe Price Group, Inc.
Taylor, Colicchio & Silverman, LLP
TFS Securities, Inc.
The Investment Center
The O.N. Equity Sales Co.
The Prudential Insurance Company of America
The Washington Update
Tomorrow’s Financial Services, Inc.
Tower Square Securities, Inc.
TransAmerica Financial Advisors, Inc.
Triad Advisors, Inc.
Trustmont Financial Group, Inc.
UBS Financial Services, Inc.
Umpqua Investments
Union Bank of California
Unionbanc Investment Serv, LLC
United Bank
United Brokerage Services, Inc.
United Planners Fin. Serv.
USA Financial Securities Corp.
US Bank
UVEST Fin’l Srvcs Group, Inc.
VALIC Financial Advisors, Inc
Veritrust Financial LLC
Vision Service Plan
VSR Financial Services, Inc.
Waddell & Reed Inc.
Wall Street Financial Group
Walnut Street Securities, Inc.
Wayne Hummer Investments LLC
Webster Bank
Wedbush Morgan Securities
Wells Fargo Advisors LLC
Wells Fargo Advisors LLC - Wealth
Wells Fargo Investments LLC
Wescom Financial Services LLC
Western International Securities, Inc.
WFG Investments, Inc.
William Blair & Co
Wintrust Financial Corporation
Woodbury Financial Services
Workman Securities Corporation
World Equity Group, Inc.
World Group Securities, Inc.
WRP Investments, Inc
Wunderlich Securities

9: OTHER INFORMATION    continued

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the contracts than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract.

 LEGAL PROCEEDINGS

Litigation and Regulatory Matters
Pruco Life of New Jersey is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life of New Jersey and proceedings generally applicable to business practices in the industry in which it operates. Pruco Life of New Jersey is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life of New Jersey is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life of New Jersey, along with other participants in the businesses in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life of New Jersey’s pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

Pruco Life of New Jersey establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed, including matters discussed below. As of December 31, 2013, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life of New Jersey reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In January 2013, a qui tam action on behalf of the State of Florida, Total Asset Recovery Services v. Met Life Inc., et al., Manulife Financial Corporation, et. al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Insurance Agency, LLC, filed in the Circuit Court of Leon County, Florida, was served on The Prudential Insurance Company of America (“Prudential Insurance”). The complaint alleges that Prudential Insurance failed to escheat life insurance proceeds to the State of Florida in violation of the Florida False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs. In March 2013, the Company filed a motion to dismiss the complaint. In August 2013, the court dismissed the complaint with prejudice. In September 2013, plaintiff filed an appeal with Florida’s Circuit Court of the Second Judicial Circuit in Leon County.

In January 2012, a Global Resolution Agreement entered into by Pruco Life of New Jersey and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File (“SSMDF”) to identify deceased insureds and contractholders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by Pruco Life of New Jersey to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires Pruco Life of New Jersey to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Substantially all other jurisdictions that are not signatories to the Global Resolution Agreement or the Regulatory Settlement Agreement have entered into similar agreements with Pruco Life of New Jersey.

Pruco Life of New Jersey is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York State Department of Financial Services (“NYDFS”) has requested that 172 life insurers (including Pruco Life of New Jersey) provide data to the NYDFS regarding use of the SSMDF. The New York Office of Unclaimed Funds is conducting an audit of Pruco Life of New Jersey’s compliance with New York’s unclaimed property laws. In

February 2012, the Massachusetts Office of the Attorney General requested information regarding Pruco Life of New Jersey’s unclaimed property procedures. In December 2013, this matter was closed without prejudice. In May 2013, Pruco Life of New Jersey entered into a settlement agreement with the Minnesota Department of Commerce, Insurance Division, which requires Pruco Life of New Jersey to take additional steps to identify deceased insureds and contract holders where a valid claim has not been made.

Pruco Life of New Jersey’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life of New Jersey’s results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life of New Jersey’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life of New Jersey’s financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life of New Jersey’s financial position.

 ASSIGNMENT
In general and where allowed, you can assign your contract at any time during your lifetime. Your ability to assign your contract may be limited, however, if your contract was issued under a qualified plan. We will not be bound by any assignment until we receive written notice of the assignment in Good Order, and we will not be liable for any payment or other action we take in accordance with the contract that occurs before we receive your written notice.

Any assignment of the contract will result in the termination of any automated withdrawal program that had been in effect. If the new Owner wants to re-institute an automated withdrawal program, then he/she needs to submit the forms that we require in Good Order.

Like any other change in ownership, an assignment may trigger a taxable event. You should consult with a qualified tax advisor for complete information and advice prior to assigning your contract as, once an assignment is processed, the tax reporting cannot be reversed.

 INDEMNIFICATION
Pruco Life of New Jersey, in conjunction with certain affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of Pruco Life of New Jersey, or who is or was serving at the request of Pruco Life of New Jersey as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

New Jersey, being the state of organization of Pruco Life of New Jersey, permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 et. seq. of the New Jersey Statutes Annotated. The text of Pruco Life of New Jersey's By-law, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1.A.(6)(c) to Form S-6, Registration No. 333-85117, filed August 13, 1999 on behalf of Pruco Life of New Jersey Variable Appreciable Account.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pruco Life of New Jersey pursuant to the foregoing provisions or otherwise, Pruco Life of New Jersey has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pruco Life of New Jersey of expenses incurred or paid by a director, officer or controlling person of Pruco Life of New Jersey in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pruco Life of New Jersey will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet
Access information about your Annuity through our website: www.prudentialannuities.com

9: OTHER INFORMATION    continued

Correspondence Sent by Regular Mail
Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

Correspondence Sent by Overnight, Certified or Registered Mail
Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our customer service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your registered representative with respect to your contract have been authorized by you. We require that you or your registered representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your contract or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your contract using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life of New Jersey does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail may be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life of New Jersey reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time. There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, you may not be able to transfer contract value, or make a purchase or redemption request.

 MARKET-VALUE ADJUSTMENT FORMULA
The general formula under which Pruco Life of New Jersey calculates the market value adjustment applicable to a full or partial surrender, annuitization, or settlement under Strategic Partners Horizon Annuity is set forth below. The market value adjustment is expressed as a multiplier factor. That is, the Contract Value after the market value adjustment ("MVA"), but before any surrender charge, is as follows: Contract Value (after MVA) = Contract Value (before MVA) X (1 + MVA). The MVA itself is calculated as follows:

MVA =	[	(1 + I	) ^(N/12)	]	–1
1 + J + .0025

where: I =	the guaranteed credited interest rate (annual effective) for the given contract at the time of withdrawal or annuitization or settlement.

J =
the interpolated current credited interest rate offered at the time of withdrawal or annuitization or settlement for a new issue with a guarantee period of equal length to the number of years remaining in the Contract’s current guarantee period.

N =	equals the remaining number of months in the contract’s current guarantee period (rounded up) at the time of withdrawal or annuitization or settlement.

The denominator of the MVA formula includes a factor, currently equal to 0.0025 or 0.25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred.

The MVA formula uses an interpolated rate “J” as the current credited interest rate. Specifically, “J” is the interpolated current credited interest rate offered on new money at the time of withdrawal, annuitization, or settlement. The interpolated value is calculated using the following formula:

m/365 X (n + 1) year rate + (365 – m)/365 X n year rate,

where “n” equals the number of whole years remaining in the Contract’s current guarantee period, and “m” equals the number of additional days remaining in the current guarantee period.

Market Value Adjustment Example
The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in these hypothetical examples.

Positive market value adjustment
■
Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

■
On May 1, 2007 the interest rate declared by Pruco Life of New Jersey for a guarantee period of 3 years (the number of whole years remaining) is 4%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

$11,127.11 – $600.00 = $10,527.11

3) Determine the Market Value Adjustment factor.

N =	38
I =	6% (0.06)
J =	[(61/365) X 0.05] + [((365 – 61)/365) X 0.04] = 0.0417

The MVA factor calculation would be: [(1.06)/(1.0417 + .0025)] ^(38/12) – 1 = 0.04871

9: OTHER INFORMATION    continued

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

$10,527.11 X 0.04871 = $512.78

5) Add together the Market Value Adjustment and the amount subject to the MVA.

$10,527.11 + $ 512.78 = $11,039.89

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

$11,039.89 + $600.00 = $11,639.89

The MVA may not always be positive. Here is an example where it is negative.

■
Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

■
On May 1, 2007 the interest rate declared by Pruco Life of New Jersey for a guarantee period of 3 years (the number of whole years remaining) is 7%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 8%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

$11,127.11 – $600.00 = $10,527.11

3) Determine the Market Value Adjustment Factor.

N =	38
I =	6% (0.06)
J =	[(61/365)X 0.08] + [((365 – 61)/365) X 0.07] = 0.0717

The MVA Factor calculation would be: [(1.06)/(1.0717 + .0025)] ^(38/12) – 1 = –0.04126

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

$10,527.11 X -0.04126 = – $434.35

5) Add together the Market Value Adjustment and the amount subject to the MVA.

$10,527.11 – $434.35 = $10,092.76

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

$10,092.76 + $600.00 = $10,692.76

[Missing Graphic Reference] The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees

There is no filing fee due under this registration statement, because the units registered herein are carried over from a predecessor registration statement.

Federal Taxes

The company estimates the federal tax effect associated with the deferred acquisition costs attributable to each $1,000,000 of annual purchase payments to be approximately $2,500.

State Taxes

Currently, some states charge up to 3.5% of premium taxes or similar taxes on annuities. The company estimates that premium taxes in the amount of $35,000 would be owed if 3.5% premium tax was owed on $1,000,000, of purchase payments. To the extent sales are limited to New York, there would be no premium taxes as New York does not currently have a premium tax.

Printing Costs

Pruco Life Insurance Company of New Jersey estimated that the printing cost will be subsumed in the printing costs for the companion variable annuities.

Legal Costs

This registration statement was prepared by Prudential attorneys whose time is allocated to Pruco Life Insurance Company of New Jersey.

Accounting Costs

The independent registered public accounting firm that audits the company's financial statements charges approximately $10,000 in connection with each set of S-3 registration statements filed by the company with the Commission on a given date. The fee is allocated among the filings.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in conjunction with certain of its affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

New Jersey, being the state of organization of Pruco Life Insurance Company of New Jersey ("PLNJ"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of PLNJ's By-law, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1A(6)(c) to Form S-6 filed August 13, 1999 on behalf of the Pruco Life of New Jersey Variable Appreciable Account. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

(a) Exhibits

(1) Underwriting Agreement between Prudential Annuities Distributors Inc., ("PAD") (Principal Underwriter) and Pruco Life Insurance Company of New Jersey (Depositor). (Note 3)

(4) Form of Contract (Note 2)

(4) (a) Form of Application [ORD 99720] (Note 2)

(4) (b) Form of Application [ORD 99720 New York Third Party] (Note 2)

(5) Opinion of Counsel as to legality of the securities being registered. (Note 1)

(23)Consent of Independent Registered Public Accounting Firm (Note 1)

(24) Powers of Attorney:

       (a) Power of Attorney for John Chieffo (Note 1)

       (b) Power of Attorney for Yanela C. Frias (Note 1)

       (c) Power of Attorney for Bernard J. Jacob (Note 1)

       (d) Power of Attorney for Richard F. Lambert (Note 1)

       (e) Power of Attorney for Stephen Pelletier (Note 1)

       (f) Power of Attorney for Kent D. Sluyter (Note 1)

       (g) Power of Attorney for Kenneth Y. Tanji (Note 1)

(Note 1) Filed herewith.

(Note 2) Incorporated by reference to Form S-3, Registration No. 333-100713, , filed October 24, 2002, on behalf of Pruco Life Insurance Company of New Jersey.

 (Note 3) Incorporated by reference to Post-Effective Amendment No. 9 to Form N-4, Registration No. 333-131035, filed December 18, 2007 on behalf of Pruco Life Insurance Company of New Jersey.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 27 day of August, 2014.

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

 (Registrant)

                                                       By: /s/Stephen Pelletier
                                                             Senior Vice President,
                                                             performing the functions of the principal
                                                             executive officer as of the date of this Registration
                                                             Statement on Form S-3

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature and Title                                                                                 Date

----------------------------------
   Robert F. O’Donnell                                                                                                                           --
Chief Executive Officer, President
and Director

*
----------------------------------
Yanela C. Frias                                                                                   August 27, 2014
Chief Financial Officer, Chief
Accounting Officer,
and Director

*
----------------------------------
John Chieffo                                                                                   August 27, 2014
Director

*
----------------------------------
Bernard J. Jacob                                                                                   August 27, 2014
Director

*
----------------------------------
Richard F. Lambert                                                                                    August 27, 2014
Director

*
----------------------------------
Kent D. Sluyter                                                                                   August 27, 2014
Director

*
----------------------------------
Kenneth Y. Tanji                                                                                   August 27, 2014
Director

By:  /s/William J. Evers                                                                                      August 27, 2014
         William J. Evers

*Executed by William J. Evers on behalf of those indicated pursuant to Power of Attorney.

EXHIBIT INDEX

Exhibit No.

(5) Opinion of Counsel as to legality of securities being registered

 (23) Written Consent of Independent Registered Public Accounting Firm

(24)(a)  Power of Attorney for John Chieffo

   (b)           Power of Attorney for Yanela C. Frias

   (c)           Power of Attorney for Bernard J. Jacob

   (d)           Power of Attorney for Richard F. Lambert

   (e)           Power of Attorney for Stephen Pelletier

   (f)            Power of Attorney for Kent D. Sluyter

   (g)           Power of Attorney for Kenneth Y. Tanji